Exhibit 99.1

Temecula Valley Bancorp Provides Update on Proposed Recapitalization Plan

TEMECULA, Calif.--(BUSINESS WIRE)--July 1, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today announced that it has been advised that Bancroft Capital, LLC and certain institutional investors, including Orient Property Group LLC, will not proceed with their proposed equity investment in Temecula Valley Bancorp or Temecula Valley Bank as detailed in the non-binding Letter of Intent the companies entered into and announced on June 1, 2009.

Frank Basirico, Chief Executive Officer of Temecula Valley Bancorp, said, “We’re clearly disappointed that this transaction will not be moving forward. Nonetheless, we are continuing to execute on our regulatory action plan and making progress on our strategy to deleverage our balance sheet and return to our roots as a community-focused bank. Looking ahead, we will continue to work in concert with Stifel, Nicolaus & Co. in the pursuit of an acceptable capital solution.”

Douglas McDonald, Founder and President of Bancroft Capital, said, “We worked tirelessly with the management team at Temecula Valley Bancorp to create a structure that would allow a competitive rate of return for our investors while, at the same time, preserving value for existing shareholders. However, given the macro-economic factors at play and the continued deterioration in market fundamentals, we regrettably could not structure a feasible solution given the challenges that presented themselves.”

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. The Bank is an SBA Preferred Lender. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO
951-694-9940